   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 1996



                                                      REGISTRATION NO. 333-10541

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            MEMBERWORKS INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             ---------------------

              DELAWARE                              7389                             06-1276882
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                             ---------------------

         680 WASHINGTON BLVD.; SUITE 1100; STAMFORD, CONNECTICUT 06901
                                 (203) 324-7635
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ---------------------

                                GARY A. JOHNSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            MEMBERWORKS INCORPORATED
                        680 WASHINGTON BLVD., SUITE 1100
                          STAMFORD, CONNECTICUT 06901
                                 (203) 324-7635
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ---------------------

                                   COPIES TO:

                MARK G. BORDEN, ESQ.                                 ALAN K. AUSTIN, ESQ.
            THOMAS L. BARRETTE, JR., ESQ.                           STEVEN V. BERNARD, ESQ.
                    HALE AND DORR                                     DAVID S. KIM, ESQ.
                   60 STATE STREET                             WILSON SONSINI GOODRICH & ROSATI
             BOSTON, MASSACHUSETTS 02109                           PROFESSIONAL CORPORATION
                   (617) 526-6000                                     650 PAGE MILL ROAD
                                                                  PALO ALTO, CALIFORNIA 94304
                                                                        (415) 493-9300

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            As soon as practicable after the effective date hereof.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This Amendment No. 1 to Registration Statement of Form S-1 (File No. 333-10541) of MemberWorks Incorporated is filed solely to file copies of the exhibits listed in Item 16 hereto.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

    SEC Registration Fee...................................................    $   20,690
    NASD Filing Fee........................................................         6,500
    Nasdaq National Market Listing Fee.....................................         6,500
    Blue Sky Fees and Expenses.............................................        20,000
    Transfer Agent and Registrar Fees......................................        10,000
    Accounting Fees and Expenses...........................................       275,000
    Legal Fees and Expenses................................................       275,000
    Printing and Mailing Expenses..........................................       150,000
    Miscellaneous..........................................................       136,310
                                                                               ----------
              Total........................................................    $  900,000
                                                                                =========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Eighth of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article Ninth of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article Ninth of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Under the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On March 30, 1994, the Registrant sold an aggregate of 38,358 shares of Class A Common Stock and 38,358 shares of Series F Preferred Stock to accredited investors for an aggregate purchase price of $1 million pursuant to Regulation D of the Commission promulgated under the Securities Act ("Regulation D"). On September 28, 1994, the Registrant sold an aggregate of 40,000 shares of Series G Preferred Stock and warrants to acquire the same number of shares of Class A Common Stock to accredited investors for an aggregate purchase price of $4 million pursuant to Regulation D. Effective August 3, 1995, all 40,000 shares of Series G Preferred Stock and warrants acquired were redeemed by the Registrant for an aggregate redemption amount of $4,000,400, plus a preferred dividend of $401,611. Additionally, the Registrant substituted 15,726 warrants to acquire Class A Common Stock, exercisable at $0.01 per share, for the warrants redeemed by the Registrant. On August 3, August 15 and August 21, 1995, the Registrant sold an aggregate of 317,150 shares of Series H Convertible Preferred Stock to accredited investors for an aggregate purchase price of $12,999,979 pursuant to Regulation D.

     On March 30, 1994, the Registrant issued a warrant to acquire 7,672 shares of Class A Common Stock at an exercise of $26.07 per share, subject to adjustment for dilution. On September 9, 1994, the Company issued a warrant in conjunction with the Bank Credit Agreement to acquire 20,000 shares of Class A Common Stock at an exercise price of $15.00 per share, subject to adjustment for dilution when issued. The warrant is exercisable at any time prior to December 31, 1999. In connection with the redemption of 40,000 shares of Series G Preferred Stock and attached warrants to acquire 40,000 shares of Series A Preferred Stock, the Registrant issued warrants to acquire 15,726 shares of Class A Common Stock, exercisable at $0.01 per share.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (A) EXHIBITS


EXHIBIT
  NO.                                         DESCRIPTION
- --------  -----------------------------------------------------------------------------------
     **1  Form of Underwriting Agreement.
     2.1  Agreement and Plan of Corporate Separation, dated August 9, 1995, between the
          Registrant, Impaq Marketing Corporation, Impaq Publishing Corp. and Daniel
          Klabunde.
     3.1  Restated Certificate of Incorporation of the Registrant.
   **3.2  Restated Certificate of Incorporation of the Registrant, to be filed upon closing of this offering.
    *3.3  Restated By-laws of the Registrant.
     **4  Specimen Certificate for shares of Common Stock, $0.01 par value, of the
          Registrant.
     4.2  Amended and Restated Stockholders' Agreement, dated as of December 28, 1990, by and among the Registrant and each of the signatories thereto, as amended.
     4.3  Amended and Restated Registration Rights Agreement, dated as of September 9, 1994 between the Registrant and Brown Brothers Harriman & Co.
     4.4  Registration Rights Agreement, dated September 20, 1995 among the Registrant and the Stockholders set forth on Schedule I thereto.
     **5  Opinion of Hale and Dorr with respect to the validity of the securities being offered.
    10.1  Amended Employee Incentive Stock Option Plan.
   *10.2  1995 Executive Officers' Stock Option Plan.
   *10.3  1995 Non-Employee Directors' Stock Option Plan.
  **10.4  1996 Stock Option Plan.
  **10.5  1996 Employee Stock Purchase Plan.
   *10.6  401(k) Profit Sharing Plan of the Registrant, dated April 1, 1996.
   *10.7  Term Lease Master Agreement between IBM Credit Corporation and the Registrant, dated as of November 26, 1991.
    10.8  Master Lease Agreement between Bankers Leasing Association, Inc. and the
          Registrant, dated as of May 7, 1996.
    10.9  Promissory Note between Thomas St. Denis and the Registrant, dated September 9,
          1994.
   10.10  Promissory Note between Gary Johnson and the Registrant, dated September 9, 1994.
   10.11  Amended and Restated Credit Agreement, dated as of April 8, 1996 among the
          Registrant, the lender parties thereto and Brown Brothers Harriman & Co.
   10.12  Warrant Agreement dated as of September 9, 1994, between the Registrant and Brown
          Brothers Harriman & Co.
   10.13  Form of Warrant for the Purchase of Class A Common Stock, dated March 30, 1994.
   10.14  Form of Stock Subscription Warrant, dated as of July 31, 1995.
   10.15  Form of Stock Subscription Warrant with Voting Rights, dated August 3, 1995
   10.16  Form of Stock Subscription Warrant, dated August 15, 1995.
   10.17  Shareholder Guarantee made as of September 9, 1994 by Gary Johnson, Thomas St.
          Denis and Dennis Walker in favor of the lenders named in the Credit Agreement and
          Brown Brothers Harriman & Co.
   10.18  Shareholder Pledge Agreement, dated as of September 9, 1994, among Gary Johnson,
          Thomas St. Denis and Dennis Walker and Brown Brothers Harriman & Co.
   10.19  Consulting Agreement, dated as of January 1, 1996, by and between the Registrant,
          Giga Information Group, Inc. and Neill Brownstein.
  +10.20  Agreement dated as of October 7, 1994 by and between Sears, Roebuck and Co. and the
          Registrant.

EXHIBIT
  NO.                                         DESCRIPTION
- --------  -----------------------------------------------------------------------------------
  +10.21  License Agreement, dated August 1, 1990, by and between the Registrant and Sears
          Roebuck and Co.
   10.22  Lease Agreement between Stamford Towers Limited Partnership and the Registrant,
          dated January 15, 1996.
   10.23  Business Property Lease between V and R Joint Venture and the Registrant, dated
          October 4, 1995.
   10.24  Arena Tower II Lease Agreement by and between Arena Tower II Corporation and the
          Registrant, dated February 12, 1996, as amended.
    **11  Computation of unaudited pro forma net loss per share.
    **21  Subsidiaries of the Registrant.
  **23.1  Consent of Hale and Dorr (included in Exhibit 5).
   *23.2  Consent of Price Waterhouse LLP.
     *24  Power of Attorney (included on page II-5).
     *27  Financial Data Schedule.


- ---------------

 * Previously filed.



** To be filed by amendment.



 +Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.


     (B) FINANCIAL STATEMENT SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts

     All other schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Restated Certificate of Incorporation and Amended and Restated By-laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to

     Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 6th day of September, 1996.


                                          MemberWorks Incorporated


                                          By: /s/  GARY A. JOHNSON


                                          --------------------------------------
                                             Gary A. Johnson
                                             President, Chief Executive

                                             Officer and Director



                                   SIGNATURES



     Pursuant to the requirements of the Securities act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



              SIGNATURE                               TITLE                        DATE
- -------------------------------------   ---------------------------------   ------------------
        /s/  GARY A. JOHNSON            President, Chief Executive          September 6, 1996
- -------------------------------------     Officer and Director (Principal
           Gary A. Johnson                Executive Officer)
                  *                     Executive Vice President and        September 6, 1996
- -------------------------------------     Director
          Dennis P. Walker
                  *                     Chief Financial Officer             September 6, 1996
- -------------------------------------     (Principal Financial and
           James B. Duffy                 Accounting Officer)
                  *                     Director                            September 6, 1996
- -------------------------------------
         Stephen J. Clearman
                  *                     Director                            September 6, 1996
- -------------------------------------
           Alec L. Ellison
                  *                     Director                            September 6, 1996
- -------------------------------------
         Michael R. O'Brien
                  *                     Director                            September 6, 1996
- -------------------------------------
           Marc S. Tesler
    By:     /s/  GARY A. JOHNSON
- -------------------------------------
           Gary A. Johnson
          Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                                                                          SEQUENTIAL
  NO.                                  DESCRIPTION                               PAGE NUMBER
- -------   ---------------------------------------------------------------------  -----------
   **1    Form of Underwriting Agreement. .....................................
   2.1    Agreement and Plan of Corporate Separation, dated August 9, 1995, between the Registrant, Impaq Marketing Corporation, Impaq Publishing
          Corp. and Daniel Klabunde.
   3.1    Restated Certificate of Incorporation of the Registrant. ............
 **3.2    Restated Certificate of Incorporation of the Registrant, to be filed upon closing of this offering. ......................................
  *3.3    Restated By-laws of the Registrant. .................................
   **4    Specimen Certificate for shares of Common Stock, $0.01 par value, of the Registrant. .....................................................
   4.2    Amended and Restated Stockholders' Agreement, dated as of December
          28, 1990, by and among the Registrant and each of the signatories thereto, as amended.
   4.3    Amended and Restated Registration Rights Agreement, dated as of
          September 20, 1995 between the Registrant and Brown Brothers Harriman
          & Co. ...............................................................
   4.4    Registration Rights Agreement, dated September 28, 1994 among the
          Registrant and the Stockholders set forth on Schedule I thereto. ....
   **5    Opinion of Hale and Dorr with respect to the validity of the securities being offered. ...........................................
  10.1    Amended Employee Incentive Stock Option Plan. .......................
 *10.2    1995 Executive Officers' Stock Option Plan. .........................
 *10.3    1995 Non-Employee Directors' Stock Option Plan. .....................
**10.4    1996 Stock Option Plan. .............................................
**10.5    1996 Employee Stock Purchase Plan. ..................................
 *10.6    401(k) Profit Sharing Plan of the Registrant, dated April 1,
          1996. ...............................................................
 *10.7    Term Lease Master Agreement between IBM Credit Corporation and the
          Registrant, dated as of November 26, 1991. ..........................
  10.8    Master Lease Agreement between Bankers Leasing Association, Inc. and the Registrant, dated as of May 7, 1996. ............................
  10.9    Promissory Note between Thomas St. Denis and the Registrant, dated
          September 9, 1994. ..................................................
 10.10    Promissory Note between Gary Johnson and the Registrant, dated
          September 9, 1994. ..................................................
 10.11    Amended and Restated Credit Agreement, dated as of April 8, 1996 among the Registrant, the lender parties thereto and Brown Brothers
          Harriman & Co. ......................................................
 10.12    Warrant Agreement dated as of September 9, 1994, between the
          Registrant and Brown Brothers Harriman & Co. ........................
 10.13    Form of Warrant for the Purchase of Class A Common Stock, dated March
          30, 1994. ...........................................................
 10.14    Form of Stock Subscription Warrant, dated as of July 31, 1995. ......
 10.15    Form of Stock Subscription Warrant with Voting Rights, dated August
          3, 1995. ............................................................
 10.16    Form of Stock Subscription Warrant, dated August 15, 1995. ..........

EXHIBIT                                                                          SEQUENTIAL
  NO.                                  DESCRIPTION                               PAGE NUMBER
- -------   ---------------------------------------------------------------------  -----------
 10.17    Shareholder Guarantee made as of September 9, 1994 by Gary Johnson,
          Thomas St. Denis and Dennis Walker in favor of the lenders named in the Credit Agreement and Brown Brothers Harriman & Co. ..............
 10.18    Shareholder Pledge Agreement, dated as of September 9, 1994, among
          Gary Johnson, Thomas St. Denis and Dennis Walker and Brown Brothers
          Harriman & Co. ......................................................
 10.19    Consulting Agreement, dated as of January 1, 1996, by and between the
          Registrant, Giga Information Group, Inc. and Neill Brownstein. ......
+10.20    Agreement dated as of October 7, 1994 by and between Sears, Roebuck and Co. and the Registrant. .........................................
+10.21    License Agreement, dated August 1, 1990, by and between the
          Registrant and Sears Roebuck and Co. ................................
 10.22    Lease Agreement between Stamford Towers Limited Partnership and the
          Registrant, dated January 15, 1996. .................................
 10.23    Business Property Lease between V and R Joint Venture and the
          Registrant, dated October 4, 1995. ..................................
 10.24    Arena Tower II Lease Agreement by and between Arena Tower II
          Corporation and the Registrant, dated February 12, 1996, as amended. ............................................................
  **11    Computation of unaudited pro forma net loss per share. ..............
  **21    Subsidiaries of the Registrant. .....................................
**23.1    Consent of Hale and Dorr (included in Exhibit 5). ...................
 *23.2    Consent of Price Waterhouse LLP. ....................................
   *24    Power of Attorney. ..................................................
   *27    Financial Data Schedule. ............................................


- ---------------

 * Previously filed.



** To be filed by amendment.



 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.